Exhibit 10.7

JONES ENERGY, INC.

SHORT TERM INCENTIVE PLAN

(Effective as of July 29, 2013)

1.                                       Purpose:  The purpose of the Jones Energy, Inc. Short Term Incentive Plan (the “Plan”) is to encourage a high level of corporate performance through the establishment of predetermined corporate, Subsidiary or business unit and/or individual goals, the attainment of which will require a high degree of competence and diligence on the part of those Employees (including officers) of Jones Energy, Inc. (the “Company”) or of its participating Subsidiaries selected to participate in the Plan, and which will be beneficial to the owners and customers of the Company.

2.                                       Definitions:  Unless the context otherwise clearly requires, the following definitions are applicable to the Plan:

Award: An incentive compensation award granted to a Participant with respect to a particular Plan Year pursuant to any applicable terms, conditions and limitations as the Committee may establish in order to fulfill the objectives of the Plan.

Board: The Board of Directors of the Company.

Code:  The Internal Revenue Code of 1986, as amended.

Committee:  The Compensation Committee of the Board or any successor committee of the Board designated by the Board consisting of at least two directors.

Company:  Jones Energy, Inc. or any successor thereto.

Compensation:  Compensation or eligible earnings during the year means the actual base salary paid to a salaried exempt Participant during the Plan Year, including vacation, holiday and sick time.  Eligible earnings exclude all special payments, bonuses, allowances, reimbursements, and payments in lieu of overtime.  Compensation or eligible earnings during the year means the actual gross wages paid to a hourly or salaried non-exempt Participant during the Plan Year, including vacation, holiday and sick time. Eligible earnings exclude all special payments, bonuses, allowances, reimbursements, but include overtime pay in a manner consistent with the requirements of applicable labor law.

Employee:  An employee of the Company or any of its Subsidiaries who is a regular full or part-time employee and who regularly works at least 20 hours per week.

Employer:  The Company and each Subsidiary which is designated by the Committee as an Employer under this Plan.

Exchange Act:  The Securities Exchange Act of 1934, as amended from time to time.

Participant:  An Employee who is selected to participate in the Plan.

Payment Date:  The date an Award shall be paid as provided in Section 8(b) of the Plan.

Performance Award:  An Award made to a Participant pursuant to this Plan that is subject to the attainment of one or more Performance Goals.

Performance Goals:  The performance objectives of the Company, its Subsidiaries or its business units and/or individual Participants established for the purpose of determining the level of Awards, if any, earned during a Plan Year.

Plan:  This Jones Energy, Inc. Short Term Incentive Plan, as amended from time to time.

Plan Year:  The calendar year.

Subsidiary:  A subsidiary corporation with respect to the Company as defined in Section 424(f) of the Code.

A pronoun or adjective in the masculine gender includes the feminine gender, and the singular includes the plural, unless the context clearly indicates otherwise.

3.                                       Participation:  The Committee shall select the Employees who will be Participants for each Plan Year.  No Employee shall at any time have the right (a) to be selected as a Participant in the Plan for any Plan Year, (b) if so selected, to be entitled to an Award, or (c) if selected as a Participant in one Plan Year, to be selected as a Participant in any subsequent Plan Year.  The terms and conditions under which a Participant may participate in the Plan shall be determined by the Committee in its sole discretion.

4.                                       Eligibility:  Except as otherwise determined by the Committee, only Employees who (a) are employed on the last day of the Plan Year and (b) are employed on the Payment Date are eligible for the payment of an Award under the Plan.

5.                                       Plan Administration:  The Plan shall be administered by the Committee.  All decisions of the Committee shall be binding and conclusive on the Participants.  The Committee, on behalf of the Participants, shall enforce this Plan in accordance with its terms and shall have all powers necessary for the accomplishment of that purpose, including, but not by way of limitation, the following powers:

(a)                                  To select the Participants;

(b)                                 To interpret, construe, approve and adjust all terms, provisions, conditions and limitations of this Plan;

(c)                                  To decide any questions arising as to the interpretation or application of any provision of the Plan;

(d)                                 To prescribe forms and procedures to be followed by Employees for participation in the Plan, or for other occurrences in the administration of the Plan;

(e)                                  To establish the terms and conditions of any Agreement under which an Award may be earned and paid; and

(f)                                    In addition to all other powers granted herein, the Committee shall make and enforce such rules and regulations for the administration of the Plan as are not inconsistent with the terms set forth herein.

No member of the Committee or officer of the Company to whom the Committee has delegated authority in accordance with the provisions of Section 6 of this Plan shall be liable for anything done or omitted to be done by him, by any member of the Committee or by any officer of the Company in connection with the performance of any duties under this Plan, except for his own willful misconduct or as expressly provided by statute.

6.                                       Delegation of Authority:  The Committee may delegate any of its authority (i) to select Participants, (ii) grant Awards and (iii) determine the value of Awards granted to Participants to any other committee of the Board or to the Company’s Chief Executive Officer, provided such delegation is made in writing and specifically sets forth such delegated authority.  The foregoing notwithstanding, the Committee may not delegate its authority with respect to Awards granted to a Participant who is subject to Code Section 162(m).  The officers of the Company, for and on behalf of the Company, may engage or authorize the engagement of a third party administrator to carry out administrative functions under this Plan.  Any such delegation hereunder shall only be made to the extent permitted by applicable law.

7.                                       Awards:

(a)                                  General.  The Committee shall determine the terms and conditions of Awards to be made under this Plan and shall designate from time to time the individuals who are to be the recipients of Awards. Awards may also be made in combination or in tandem with, in replacement of, or as alternative to, grants or rights under this Plan or any other employee plan of the Company or any of its Subsidiaries, including the plan of any acquired entity.  An Award may provide for the grant or issuance of additional, replacement or alternative Awards upon the occurrence of specified events.  All or part of an Award may be subject to conditions established by the Committee, which may include, but are not limited to, continuous service with the Company and its Subsidiaries, achievement of specific individual and/or business objectives, increases in specified indices, attainment of specified growth rates and other comparable measurements of performance.  Unless specified otherwise by the Committee, the amount payable pursuant to an Award shall be based on a percentage of the Participant’s Compensation.

(b)                                 Performance Awards.  An Award may be in the form of a Performance Award.  A Performance Award shall be paid, vested or otherwise deliverable solely on account of the attainment of one or more pre-established, objective Performance Goals established by the Committee prior to the earlier to occur of (x) 90 days after the commencement of such period of service to which the Performance Goal relates and (y) the lapse of 25% of such period of service (as scheduled in good faith at the time the goal is established), and in any event while the outcome is substantially uncertain.  A Performance Goal is objective if a third party having knowledge of the relevant facts could determine whether the goal is met.  Such a Performance Goal may be based on one or more business criteria that apply to the individual, one or more business units of the Company, or the Company as a whole.  Performance Goals shall be based upon targets established by the Committee with respect to one or more of the following financial or operational factors, as applied to the Company or a business unit, as applicable:  (1) earnings per share; (2) base production; (3) increase in cash flow; (4) increase in cash flow from operations; (5) increase in cash flow return; (6) return on net assets; (7) return on assets; (8) return on investment; (9) return on capital; (10) return on equity; (11) economic value added; (12) operating margin; (13) increase in production; (14) net income; (15) net income per share; (16) pretax earnings; (17) pretax earnings before interest, depreciation and amortization; (18) pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; (19) total stockholder return; (20) debt reduction; (21) finding and development costs; (22) operating income; (23) internal rate of return; (24) safety; (25) operating expenses per barrel of oil equivalent; (26) capital efficiency; (27) barrels of oil equivalent produced per day; and (28) any of the above goals determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of comparable companies.

Prior to the payment of any compensation based on the achievement of Performance Goals, the Committee must certify in writing that applicable Performance Goals and any of the material terms thereof were, in fact, satisfied.  The Committee, in its sole discretion, may decrease the amount payable pursuant to a Performance Award, but in no event shall the Committee have discretion to increase the amount payable to a Participant who is a “Covered Employee” as defined under Code Section 162(m) and accompanying guidance issued thereunder pursuant to a Performance Award in a manner inconsistent with the requirements for qualified performance-based compensation under Code Section 162(m).  However, the Committee may increase the amount of a Performance Award to any Participant who is not a Covered Employee.  For purposes of clarity, the Committee may exercise the discretion provided for by the foregoing in a non-uniform manner among Participants.

In interpreting Plan provisions applicable to Performance Goals and Performance Awards, it is the intent of the Plan to conform with the standards of Code Section 162(m) applicable to qualified performance-based compensation, and the Committee in establishing such Performance Goals and interpreting the Plan shall be guided by such provisions (including, for the avoidance of doubt, any transition relief afforded thereunder).  Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Performance Awards pursuant to this Plan shall be determined by the Committee.  No Participant may be granted Performance Awards which will result in the payment of more than $5,000,000 per Plan Year.

8.                                       Payment of Awards:  The Committee has sole and absolute authority and discretion to determine whether an Award shall be paid under this Plan and if so such payment will be made in accordance with the following:

(a)                                  Form of Payment:  In the discretion of the Committee, payment of Awards shall be made in (i) a lump sum cash payment, (ii) Company common stock under the Company’s Long Term Incentive Plan or other equity plan (as applicable, the “Equity Plan”) or (iii) a combination of (i) and (ii).  Award payments may be subject to such restrictions as the Committee shall determine.

(b)                                 Date of Payment:  Payment of any Awards for a Plan Year (“Award Plan Year”) shall be made as soon as practicable after the close of the Award Plan Year (as determined by the Committee), but in no event later than March 15th of the Plan Year immediately following the close of the Award Plan Year (“Payment Date”).

9.                                       Assignability:  Unless otherwise determined by the Committee and provided in the Agreement, no Award or any other benefit under this Plan shall be assignable or otherwise transferable, except by will or the laws of descent and distribution.  Any attempted assignment of an Award or any other benefit under this Plan in violation of this Section 9 shall be null and void.

10.                                 Tax Withholding:  The Company shall have the right to withhold applicable taxes from any Award payment and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes.

11.                                 Finality of Determinations:  Any determination by the Committee in carrying out or administering this Plan shall be final and binding for all purposes and upon all interested persons and their heirs, successors, and personal representatives.

12.                                 Employee Rights Under the Plan:  No Employee or other person shall have any claim or right to be granted an Award under this Plan.  Neither the Plan nor any action taken thereunder shall be construed as giving an Employee any right to be retained in the employ of the Company or an Employer.  No Participant shall have any lien on any assets of the Company or an Employer by reason of any Award made under this Plan.

13.                                 Amendment, Modification, Suspension or Termination:  The Board may amend, modify, suspend or terminate this Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law, except that (a) no amendment or alteration that would materially and adversely affect the rights of any Participant under any Award previously granted to such Participant shall be made without the consent of such Participant and (b) no amendment or alteration shall be effective prior to its approval by the stockholders of the Company; provided, however, that clause (b) shall only apply if, and to the extent, such approval is required by applicable legal requirements.

14.                                 Governing Law:  This Plan and all determinations made and actions taken pursuant hereto, shall be governed by and construed in accordance with the laws of the State of Delaware.

15.                                 Effective Date:  The Plan is effective as of July 29, 2013.

16.                                 Exclusion from Section 409A:  This Plan is intended to provide “short-term deferrals” as described in Treasury Regulation § 1.409A-1(b)(4) under Section 409A of the Code (or successor guidance thereto), and not to be a “nonqualified deferred compensation plan” for purposes of Section 409A of the Code.  The Plan shall be administrated and interpreted consistent with that intent.

17.                                 Clawback Right:  Notwithstanding any other provisions in this Plan, any Award which is subject to recovery under any law, government regulation, or stock exchange listing requirement shall be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, stock exchange listing requirement or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement.

18.                                 Unfunded Status of Plan: The Company shall not have any obligation to establish any separate fund or trust or other segregation of assets to provide for payments under the Plan.  To the extent any person acquires any rights to receive payments hereunder from the Company, such rights shall be no greater than those of an unsecured creditor.